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                                  EXHIBIT 3.11

                            ARTICLES OF INCORPORATION

                                       OF

                              BARNES MACHINE, INC.


     I, the undersigned person, of the age of eighteen years or more, as incorporator of a corporation under the Washington Business Corporation Act, adopt the following Articles of Incorporation for such corporation:

                                 ARTICLE 1. NAME

     The name of this corporation is BARNES MACHINE, INC.

                              ARTICLES 2. DURATION

     The period of its duration is perpetual.

                               ARTICLE 3. PURPOSES

     The corporation is organized for the following purposes:

     (a) To operate a general machine shop and small manufacturing business for the public and other businesses.

     (b) To engage in any other business, trade or activity which may lawfully be conducted by a corporation organized under the Washington Business Corporation Act.

     (c) To engage in all activities and to exercise any and all powers authorized or permitted to be done by a corporation under any laws that may be now or hereafter applicable or available to this corporation.

     The foregoing clauses of this Article 3 shall each be construed as purposes and powers, and the matters expressed in each clause shall be in no way limited or restricted by reference to or inference from the terms of any other clauses, but shall be regarded as independent purposes and powers; and nothing contained in these clauses shall be deemed in any way to limit or exclude any power, right or privilege given to this corporation by law or otherwise.

                                ARTICLE 4. SHARES

     This corporation shall have authority to issue 50,000 shares of common stock, and each share shall have a par value of $1.00.


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                              ARTICLES 5. DIRECTORS

     The number of directors of this corporation shall be fixed by the bylaws and may be increased or decreased from time to time in the manner specified therein. The initial Board of Directors shall consist of two directors, and the names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders and until their successors are elected and qualify unless they resign or are removed are:

         ROBERT E. BARNES                       E. 161 Woodland Dr.
                                                Shelton, WA 98584

         J. JOY BARNES                          E. 161 Woodland Dr.
                                                Shelton, WA 98584

              ARTICLE 6. CONTRACTS IN WHICH DIRECTORS HAVE INTEREST

     Any contract or transaction between this corporation and one or more of its directors or any corporation, firm, association or other entity of which one or more of its directors are stockholders, members, directors, officers or employees or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors which acts in reference to such contract or transaction and notwithstanding his or their participation in such action, by voting or otherwise, even though his or their presence or vote, or both, might have been necessary to obligate this corporation upon such contract or transaction; provided, that the fact of such interest shall be disclosed to or known by the Directors acting on such contract or transaction.

                                ARTICLE 7. BYLAWS

     The Board of Directors shall have the power to adopt, amend or repeal the bylaws for this corporation, subject to the power of the shareholders to amend or repeal such bylaws.

                     ARTICLE 8. REGISTERED OFFICE AND AGENT

     The address of the initial registered office of this corporation is E. 161 Woodland Drive, Shelton, Mason County, WA 98584, and the name of its initial registered agent at the same address is ROBERT E. BARNES.

                          ARTICLE 9. PREEMPTIVE RIGHTS

     Preemptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock of this corporation.


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                          ARTICLE 10. CUMULATIVE VOTING

     The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of this corporation.

               ARTICLE 11. AMENDMENTS OF ARTICLES OF INCORPORATION

     The corporation reserves the right to amend or repeal any provisions cotnained in these Articles of Incorporation in any manner now or hereafter prescribed by law and the rights of the shareholders of this corporation are granted subject to this reservation.

                            ARTICLE 12. INCORPORATORS

     The name and address of the incorporator is as follows:

     J. JOY BARNES                  E. 161 Woodland Drive
                                    Shelton, WA 98584


     IN WITNESS WHEREOF, the incorporator has signed these Articles of Incorporation this 19 day of JANUARY, 1982.

     J. JOY BARNES  /s/  J. JOY BARNES
                    ------------------


STATE OF WASHINGTON )
COUNTY OF MASON     )  SS.

     On this day personally appeared before me J. JOY BARNES, to me known to be the individual described in and who executed the within and foregoing instrument and acknowledged that she signed the same as her free and voluntary act and deed, for the uses and purposes therein mentioned.

     GIVEN UNDER MY HAND AND OFFICIAL SEAL THIS 19TH day of JANUARY, 1982.

                              /s/   CONNIE L. BEIN
                              ---------------------
                              Notary Public in and for the State of Washington, residing at Shelton.


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